THIRD WARRANT AMENDMENT AGREEMENT

     This Third Warrant Amendment Agreement dated as of April 13, 1999 by and between XCL Ltd., a Delaware corporation ("XCL"), and Estate of J. Edgar Monroe, J. Edgar Monroe Foundation (1976) and Construction Specialists, Inc. d/b/a Con-Spec, Inc. (collectively referred to herein as the "Warrantholders").

                      W I T N E S S E T H:

     WHEREAS, each of the Warrantholders holds the number of warrants ("Warrants") to purchase shares of common stock, par value $0.01 per share, of XCL set forth opposite its name on
Schedule I attached hereto, the Warrants listed under Column A on
Schedule I having been originally issued pursuant to Warrant Certificates each dated as of November 6, 1998 and reflecting an exercise price of $3.50 per share of common stock (subject to adjustment as therein provided) and the Warrants listed under Column B on Schedule I having been issued pursuant to Warrant Certificates each dated as of January 15, 1999 and reflecting an exercise price of $2.00 of common stock (subject to adjustment as therein provided) (collectively, the "Warrant Certificates"); and

     WHEREAS, the Warrantholders acquired their Warrants in connection with their purchase of $2,000,000 in aggregate principal amount of Units issued by XCL Land Ltd., a wholly owned subsidiary of XCL and XCL Ltd., each Unit consisting of $100,000 in principal amount of a promissory note of XCL Land (collectively, the "Notes") and 21,705 Warrants; and

     WHEREAS, the exercise price contained in the Warrant Certificates dated as of November 6, 1998 has previously been reduced by Warrant Amendment Agreement dated as of January 15, 1999 from $3.50 to $2.00 per share of common stock (subject to adjustment as therein provided) and further reduced by Second Warrant Amendment Agreement dated as of March 19, 1999 (the
"Second Warrant Amendment Agreement") from $2.00 to $1.50 per share of common stock (subject to adjustment as therein provided); and

     WHEREAS, the exercise price contained in the Warrant Certificates dated as of January 15, has also previously been reduced by the Second Warrant Amendment Agreement from $2.00 to $1.50 per share of common stock (subject to adjustment as therein provided); and

     WHEREAS, the Subscription Agreements pursuant to which the Warrantholders subscribed for the Units referenced above provide that until the Warrantholders' Notes are paid in full, if the terms of the Units (including the Notes and the Warrant Agreements) are amended, no amendment shall be effective until it is offered to the Warrantholders and either accepted or rejected by them; and

     WHEREAS, in order to induce a new purchaser to subscribe for additional Units, XCL agreed to reduce the exercise price of the Warrants from $1.50 to $1.3125 per share of common stock (subject to adjustment as therein provided), which price was the closing bid price of the common stock of XCL on April 13, 1999, the date on which the new purchaser agreed to purchase Units if the exercise price of the Warrants was so reduced; and

     WHEREAS, pursuant to their Subscription Agreements, the Warrantholders were offered the same amendment and accepted it.

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confirmed, the parties hereto hereby agree as follows:

     1. The definition of "Initial Exercise Price" in the first paragraph of each of the Warrant Certificates is hereby amended to read as follows:

                    "...  at the initial exercise price
          of  U.S.  $1.3125  per  share  (the  "Initial
          Exercise Price") ..."

All other terms and provisions of the first paragraph of each Warrant Certificate shall remain unchanged.

     2. This Third Warrant Amendment Agreement shall not constitute a waiver or amendment of any other provision of the Warrant Certificates not expressly referred to herein and except as expressly amended hereby, the provisions of the Warrant Certificates are and shall remain in full force and effect.

     3. Upon surrender of the original Warrant Certificates issued to the Warrantholders, XCL shall issue new Warrant Certificates of like tenor and an equivalent number of Warrants to the Warrantholders reflecting the amendment set forth in paragraph 1 above.

     4. This Third Warrant Amendment Agreement sets forth the entire understanding of the parties hereto with respect to the subject mater hereof and may be executed in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     5. This Third Warrant Amendment Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to conflicts of laws.

     IN WITNESS WHEREOF, the parties hereto have caused this Third Warrant Amendment Agreement to be duly executed and delivered as of the date and year first above written.

                              XCL LTD.


                              By:______________________________
                              Title:_____________________________

                              WARRANTHOLDERS:

                              Estate of J. Edgar Monroe

                              By:______________________________
                              Title:_____________________________
                              J. Edgar Monroe Foundation (1976)

                              By:______________________________
                              Title:_____________________________

                              Construction Specialists, Inc.
                                 d/b/a Con-Spec, Inc.

                              By:______________________________
                              Title:_____________________________


                           SCHEDULE I

Warrant Holders                                Warrants Held
                                            Column A     Column B

Estate of J. Edgar Monroe                    151,935     54,262

J. Edgar Monroe Foundation (1976)             21,705         --

Construction Specialists, Inc.               151,935     54,262
   d/b/a Con-Spec, Inc.